410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Announces Third Quarter and Nine Month Results of Fiscal 2017

CHICAGO-(June 7, 2017)-Oil-Dri Corporation of America (NYSE: ODC) today announced net income of $3,211,000 or $0.44 of earnings per diluted share for the third quarter of fiscal 2017, compared to a net loss of $892,000 or $(0.13) per diluted share in the same period of the prior year. Net sales for the quarter were $64,745,000 compared to net sales of $64,235,000 in the third quarter of fiscal 2016.

Net income for the nine -months was $9,470,000 or $1.29 of earnings per diluted share, a 12% increase compared to net income of $8,352,000 or $1.15 of earnings per diluted share in the same period of the prior year. Net sales for the nine -months were $196,531,000 compared to net sales of $197,397,000 in the same period of fiscal 2016.

BUSINESS REVIEW

President and Chief Executive Officer, Daniel S. Jaffee said, “While sales were sluggish in the quarter and nine-month periods, our profits continue to improve. Our Business-to-Business products showed top line and bottom line growth in both periods.

In the Retail and Wholesale segment, advertising expenses were substantially reduced compared to expenses in the third quarter of fiscal 2016. This was due in large part to a strategic shift away from mass media towards targeted trade promotions throughout the balance of the year.

Year over year, we experienced a nearly 17% increase in Cash and Investments. This increase is attributed to the increase of income over the nine-month period.

Third party market research data for retail sales1 (which does not include e-commerce sales) indicates that total cat litter category sales experienced modest growth in both the latest 52 and 12-week periods ending May 20, 2017.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706-3256

While combined sales of all of our branded products were down in both periods, we have gained a larger share of the private label lightweight litter segment. According to the same third party market research data, our private label retail sales were up approximately 43% for the latest 52-week period and 107% for the latest 12-week period.”

SEGMENT REVIEW

BUSINESS TO BUSINESS

Third Quarter
	Three-Month Period
	February 1 - April 30		Change
	Fiscal 2017	Fiscal 2016
Net Sales	$24,159,000	$22,473,000	8%
Segment Income	$7,810,000	$7,304,000	7%

Year-To-Date
	Nine-Month Period
	August 1 - April 30		Change
	Fiscal 2017	Fiscal 2016
Net Sales	$74,893,000	$70,919,000	6%
Segment Income	$25,033,000	$24,049,000	4%

Net sales of fluids purification products increased in both periods driven by sales to the edible oil refining market.

Net sales of animal health products were up both domestically and internationally. Strong growth continued for our Chinese subsidiary, Amlan Trading (Shenzhen) Company, Ltd. and strengthened sales in Asia. A change in distribution negatively impacted Latin America nine-month sales. This change was made in anticipation of growing our Latin American business in Fiscal 2018 and beyond.

Segment income reflected higher sales, which more than offset higher natural gas and other manufacturing costs. Lower marketing costs for animal health products also contributed to the increase in segment income for the nine-month period.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

RETAIL AND WHOLESALE

Third Quarter
	Three-Month Period
	February 1 - April 30		Change
	Fiscal 2017	Fiscal 2016
Net Sales	$40,586,000	$41,762,000	-3%
Segment Income	$1,516,000	$(4,015,000)	N/M

Year-To-Date
	Nine-Month Period
	August 1 - April 30		Change
	Fiscal 2017	Fiscal 2016
Net Sales	$121,638,000	$126,478,000	-4%
Segment Income	$5,996,000	$5,682,000	6%

The removal of low margin cat litter business significantly contributed to lower net sales of branded and private label cat litters in the nine-month period. Sales of coarse cat litter and branded scoopable cat litter decreased in the third quarter. Increased sales of private label lightweight scoopable litters in both the third quarter and nine-month periods partially offset these sales declines.

Improved segment income included a reduction in advertising expense of approximately $6,400,000 for the third quarter and $1,400,000 for the nine-months, compared to the same periods in the prior year.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

FINANCIAL REVIEW
(Nine-Month Period of Fiscal 2017 Ended April 30)

At April 30, 2017, cash, cash equivalents, and short-term investments totaled $32,303,000 compared to $27,687,000 one year ago.

Cash provided by operating activities was $21,033,000, which was $1,624,000 higher than the $19,409,000 for the same period last year. This increase was primarily the result of higher net income.

Capital expenditures for the period totaled $10,418,000 which was $865,000 more than depreciation and amortization of $9,553,000. Capital expenditures included the ongoing implementation and testing of a new enterprise resource planning system and related infrastructure improvements, as well as equipment replacement at our manufacturing facilities. By comparison, capital expenditures totaled $7,052,000 one year ago.

On March 16, 2017, Oil-Dri’s Board of Directors declared quarterly cash dividends of $0.22 per share of outstanding Common Stock and $0.165 per share of outstanding Class B Stock. The dividends were paid on June 2, 2017, to stockholders of record at the close of business on May 19, 2017. The Company has paid cash dividends continuously since 1974 and has increased dividends annually for each of the last thirteen years. At the end of the third quarter, the annualized dividend yield on the Company’s Common Stock was 2.2%, based on the closing stock price on April 30, 2017 of $40.69 per share and the latest quarterly cash dividend of $0.22 per share.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

LOOKING FORWARD

President and Chief Executive Officer, Daniel Jaffee continued, “We remain focused on harnessing the potential of our value-added Business-to-Business products. We will continue to invest in sales and innovation for our animal health, fluids purification and agricultural ingredient products.

According to the aforementioned third-party market research report for the latest 12-week period ending May 20, 2017, Cat’s Pride Fresh & Light Ultimate Care products have a 5.1% share of the lightweight litter segment and Oil-Dri’s private label lightweight litters have a 2.4% share. All of Oil-Dri’s private label products account for 30.6% of the private label segment within the cat litter category. Our goal is to continue to gain further market share with both our Ultimate Care and private label products.

Our integrated marketing campaign will continue to feature Ultimate Care television advertisements through July. Additionally, we are utilizing trade deals to drive additional consumer trial.”

###

While granular clay floor absorbents were Oil-Dri’s founding product, it has since diversified its portfolio to include both consumer and business to business product offerings that supply pet care, animal health, fluids purification, agricultural ingredient, sports field, industrial and automotive markets. In 2016, Oil-Dri celebrated its seventy-fifth year of business and looks forward to the next milestone.

The Company will offer a live webcast of the third quarter earnings teleconference on Thursday, June 8, 2017 from 10:00 am to 10:30 am, Central Time. Teleconference details will be communicated via web alert approximately one week prior to the call.

1Based in part on data reported by Nielsen through its Nielsen Answers Core Service for the Pet Care Category for the 52 and 12 week periods ended April 22, 2017, for the U.S. market. Copyright © 2017 Nielsen.

“Oil-Dri,” “Cat’s Pride,” “Fresh & Light,” “Fresh & Light Ultimate Care,” and “Amlan” are registered trademarks of Oil-Dri Corporation of America.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

Certain statements in this press release may contain forward-looking statements that are based on our current expectations, estimates, forecasts and projections about our future performance, our business, our beliefs, and our management’s assumptions. In addition, we, or others on our behalf, may make forward-looking statements in other press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls, and conference calls. Words such as “expect,” “outlook,” “forecast,” “would”, “could,” “should,” “project,” “intend,” “plan,” “continue,” “believe,” “seek,” “estimate,” “anticipate, “may,” “assume,” variations of such words and similar expressions are intended to identify such forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially including, but not limited to, the dependence of our future growth and financial performance on successful new product introductions, intense competition in our markets, volatility of our quarterly results, risks associated with acquisitions, our dependence on a limited number of customers for a large portion of our net sales and other risks, uncertainties and assumptions that are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K and other reports we file with the Securities and Exchange Commission. Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, intended, expected, believed, estimated, projected or planned. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except to the extent required by law, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)
	Third Quarter Ended April 30,
	2017	% of Sales	2016	% of Sales
Net Sales	$64,745	100.0%	$64,235	100.0%
Cost of Sales	(46,964)	(72.5)%	(45,667)	(71.1)%
Gross Profit	17,781	27.5%	18,568	28.9%
Selling, General and Administrative Expenses	(14,035)	(21.7)%	(19,803)	(30.8)%
Operating Income (Loss)	3,746	5.8%	(1,235)	(1.9)%
Interest Expense	(233)	(0.4)%	(257)	(0.4)%
Other Income	255	0.4%	259	0.4%
Income (Loss) Before Income Taxes	3,768	5.8%	(1,233)	(1.9)%
Income Tax (Expense) Benefit	(557)	(0.9)%	341	0.5%
Net Income (Loss)	$3,211	4.9%	$(892)	(1.4)%
Net Income (Loss) Per Share:
Basic Common	$0.48		$(0.14)
Basic Class B Common	$0.36		$(0.10)
Diluted Common	$0.44		$(0.13)
Average Shares Outstanding:
Basic Common	5,022		4,986
Basic Class B Common	2,088		2,055
Diluted Common	7,164		7,041

	Nine Months Ended April 30,
	2017	% of Sales	2016	% of Sales
Net Sales	$196,531	100.0%	$197,397	100.0%
Cost of Sales	(138,900)	(70.7)%	(139,114)	(70.5)%
Gross Profit	57,631	29.3%	58,283	29.5%
Selling, General and Administrative Expenses	(45,252)	(23.0)%	(46,342)	(23.5)%
Operating Income	12,379	6.3%	11,941	6.0%
Interest Expense	(722)	(0.4)%	(768)	(0.4)%
Other Income	34	—%	203	0.1%
Income Before Income Taxes	11,691	5.9%	11,376	5.7%
Income Tax Expense	(2,221)	(1.1)%	(3,024)	(1.5)%
Net Income	$9,470	4.8%	$8,352	4.2%
Net Income Per Share:
Basic Common	$1.41		$1.25
Basic Class B Common	$1.06		$0.94
Diluted Common	$1.29		$1.15
Average Shares Outstanding:
Basic Common	5,015		4,981
Basic Class B Common	2,081		2,049
Diluted Common	7,151		7,085

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

		As of April 30,
		2017	2016
Current Assets
Cash and Cash Equivalents		$13,603	$17,194
Short-term Investments		18,700	10,493
Accounts Receivable, Net		31,969	29,161
Inventories		23,813	25,025
Prepaid Expenses		9,992	8,072
Total Current Assets		98,077	89,945
Property, Plant and Equipment, Net		81,543	79,489
Other Assets		32,433	26,590
Total Assets		$212,053	$196,024

Current Liabilities
Current Maturities of Notes Payable		$3,083	$3,083
Accounts Payable		8,105	6,002
Dividends Payable		1,485	1,407
Accrued Expenses		20,098	20,155
Total Current Liabilities		32,771	30,647
Noncurrent Liabilities
Notes Payable		9,154	12,208
Other Noncurrent Liabilities		47,340	36,618
Total Noncurrent Liabilities		56,494	48,826
Stockholders' Equity		122,788	116,551
Total Liabilities and Stockholders' Equity		$212,053	$196,024

Book Value Per Share Outstanding		$17.30	$16.58

Acquisitions of:
Property, Plant and Equipment	Third Quarter	$3,139	$2,257
	Year To Date	$10,418	$7,052
Depreciation and Amortization Charges	Third Quarter	$3,164	$3,077
	Year To Date	$9,553	$8,991

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Nine Months Ended
	April 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$9,470	$8,352
Adjustments to reconcile net income to net cash
provided by operating activities, net of acquisition:
Depreciation and Amortization	9,553	8,991
(Increase) Decrease in Accounts Receivable	(1,665)	2,140
Increase in Inventories	(617)	(3,653)
Increase (Decrease) in Accounts Payable	1,848	(1,383)
Increase in Accrued Expenses	627	3,365
Increase in Pension and Postretirement Benefits	1,133	757
Other	684	840
Total Adjustments	11,563	11,057
Net Cash Provided by Operating Activities	21,033	19,409

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(10,418)	(7,052)
Net Purchase of Investment Securities	(8,500)	(8,297)
Other	60	256
Net Cash Used in Investing Activities	(18,858)	(15,093)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal Payments on Long-Term Debt	(3,083)	(3,484)
Dividends Paid	(4,441)	(4,190)
Purchase of Treasury Stock	(135)	(18)
Other	398	349
Net Cash Used in Financing Activities	(7,261)	(7,343)

Effect of exchange rate changes on cash and cash equivalents	60	83

Net Decrease in Cash and Cash Equivalents	(5,026)	(2,944)
Cash and Cash Equivalents, Beginning of Period	18,629	20,138
Cash and Cash Equivalents, End of Period	$13,603	$17,194

Reagan B. Culbertson
Investor Relations Manager
Oil-Dri Corporation of America
reagan.culbertson@oildri.com
(312) 706 3256